Exhibit 4.18

To

	Name of Customer	Identification No.	Branch	Account No.	CF-70(6) (Document Category - For Internal Use)	7 +
1.	ODDITY TECH LTD	514936269	* * *	* * *
2.
3.
4.

Addendum to Letter of Approval of Binding Credit Facility - Terms for Utilization of Rollover Loans Drawn Up on 15/01/2025

Whereas Pursuant to your application, Bank Hapoalim B.M. (hereinafter: the “Bank”) has allocated to you a credit facility in the Accounts that are specified at the top of this Addendum (hereinafter, jointly and severally: the “Facility Accounts”) in the amount, for the term and on the terms and conditions that are each specified in the “Letter of Approval of Binding Credit Facility Drawn Up on 15/01/2025,” as amended from time to time, that was signed by you and the Bank for this purpose (hereinafter, respectively: the “Facilities Approval Letter” and the “Credit Facility”); and

Whereas Pursuant to the terms and conditions of the Facilities Approval Letter, you may utilize the Credit Facility in full or in part,

in every case as provided in the Facilities Approval Letter, including by taking out short-term rollover loans in Israeli currency (hereinafter: the “Rollover Loans”); and

Whereas The parties wish to amend the Facilities Approval Letter, but only partially, as provided in this Addendum below in order to regulate the manner and terms and conditions of utilization of the Rollover Loans on account of the Credit Facility on the terms that are specified in this Addendum.

Therefore, the parties hereby agree to amend the Facilities Approval Letter, as follows:

1.Utilization of Rollover Facilities on account of the Credit Facility

1.1

During the term from the Facility Start Date to the Facility End Date (hereinafter: the “Facility Term”), you may request the Bank to advance on account of the Credit Facility short-term rollover loans in Israeli currency whose final renewal date will be no later than the Facility End Date, in each case in the amounts and for the term pursuant to the general terms and conditions that are set forth in the account opening documents, and in the general terms and conditions in connection with loans or in connection with rollover loans in New Israeli Shekels that have been signed by you in connection with the Account (hereinafter, collectively, and as the case may be: the “General Terms and Conditions”) and the special terms and conditions that are set forth under this Addendum.

1.2

For this purpose, you may, from time to time, submit an application with the Bank to drawdown credit on account of the Credit Facility in writing or orally in such manner as is accepted by the Bank on each relevant date. Such drawdown application will be further to this Addendum and the other Credit Documents and will be supplementary to them (hereinafter: the “Drawdown Application”). Each Drawdown Application will specify, inter alia, the principal amount of the loan that is requested, the purpose of the loan that is requested and in respect of which of the Facility Accounts the advance of the loan is requested. The Bank will credit the principal amount of the rollover loan to the New Israeli Shekels current account that is held within the relevant Facility Account (hereinafter, as the case may be: the “Current Account”).

1.3

The date of the grant of any loan that is advanced to you further to the Drawdown Application (hereinafter, as the case may be: the “Loan”), will be the date in respect of which the relevant Current Account is credited with the principal amount of the Loan (hereinafter: the “Loan Grant Date”). From the Loan Grant Date, all of the terms and provisions of the Credit Documents will apply to the Loan, including with respect to the calculation of the interest in respect of, and in connection with, the Loan.

1.4	Renewal of the Loan

1.4.1Each Drawdown Application will also automatically constitute your application:

1.4.1.1For the Bank to advance to you within the Account on the end date of the relevant Loan (hereinafter:

the “Existing Loan”) an additional loan of identical amount to the principal amount of the Existing Loan (hereinafter: the “Requested Rollover Loan”), such that all of the following terms will apply to the Requested Rollover Loan:

1.4.1.1.1	The Requested Rollover Loan will be advanced to you for a term of a month on the same terms by which the Existing Loan was advanced to you, mutatis mutandis.
1.4.1.1.2

The principal amount of the Requested Rollover Loan will be used solely for the purpose of repaying the principal amount of the Existing Loan at the end of the term of the Existing Loan (hereinafter: the “Loan Renewal”).

1.4.1.1.3

Subject to the foregoing, if the Bank credits the principal amount of the additional loan requested to the Current Account, all of the provisions of the Credit Documents and the relevant account opening documents and all of the provisions of this Addendum regarding the Existing Loan will apply to the additional Loan that has been advanced within the Account, as aforesaid (hereinafter: the “Additional Loan”), mutatis mutandis.

1.4.1.2

For the Bank to also effect a Loan Renewal with respect to the Additional Loan at the end of the term of such Additional Loan and to advance an additional loan to you in place of the repaid Loan, such that all of the terms that applied to the repaid Loan will apply to the Additional Loan, mutatis mutandis.

1.4.1.3

For the Bank to continue effecting Loan Renewals with respect to each Additional Loan, such that the principal amount of each new Additional Loan that is advanced to you within the Account will be used to repay the principal amount of the relevant previous rollover loan and so on.

1.4.1.4	In each case of a Loan Renewal, for the Bank to advance a new loan to you within the Account in an amount equal to the principal amount of the Loan that is being repaid.
1.4.2

By submitting a Drawdown Application, you undertake to repay, at the end of the term of the Existing Loan or at the end of the term of the Additional Loan, as the case may be, the interest that has accrued on the Existing Loan or the Additional Loan, as the case may be, pursuant to the terms of the Credit Documents.

1.4.3

If you notify the Bank in writing on any date - provided that the notice is received by the Bank before the Loan Renewal with respect to the Existing Loan or with respect to the Additional Loan is effected - that you do not want the Loan Renewal, as aforesaid, the Bank will not effect the Loan Renewal.

1.4.4

Without derogating from the rights of the Bank under the account opening documents and the Credit Documents or under any law, the Bank is entitled not to effect a Loan Renewal with respect to the Existing Loan or with respect to the Additional Loan if, pursuant to the provisions of the Credit Documents, any event has occurred that gives the Bank the right to accelerate any of the Credit Amounts (even if the Bank does not exercise such right and without taking into account any notice, grace or waiting period that may have been agreed in writing) or in other cases permitted by law, subject to giving at least seven (7) days’ written notice before the end of the term of the Existing Loan or the end of the term of the Additional Loan, as the case may be, that is nearest to the date of the sending of such notice (or on such shorter period as may be determined by the Bank subject the provisions of any law).

1.4.5

If the Bank does not effect a Loan Renewal, as aforesaid, you undertake to pay to the Bank all of the amounts of such non-renewed Loan on the dates prescribed in the Repayment Schedule with respect thereto.

1.4.6

The rights of the Bank pursuant to this section above stand alone and are independent of each other and are in addition to any right that the Bank has or will have by law and/or agreement, including the section of the Credit

Documents entitled “immediate repayment.”

2.Debiting the Account

You undertake to repay all of the amounts of any Loan that may be advanced to you on account of the Credit Facility on the agreed repayment dates, as set forth in the Repayment Schedule, as defined below, and pursuant to the rest of the terms that are set forth in the Credit Documents and, for this purpose, you hereby instruct the Bank to debit the Current Account for all of the loan amounts.

3.Repayment of principal and interest

You hereby undertake to repay the principal of the Loan and the Interest (as defined below) in the manner and on the dates set forth below and in the Repayment Schedule:

3.1	With respect to the Existing Loan - In one installment at the end of the term of the relevant Existing Loan.
3.2

With respect to each Additional Loan, if any - In one installment in the month following, and on the same day of the month as, the repayment of the principal of the Existing Loan or the previous Additional Loan or the last day of the following calendar month, as the case may be.

4.Interest

The principal of each Loan will bear interest, in accordance with the calculations of the Bank, which will be charged, from the Loan Grant Date, on the dates that will be set forth in the Repayment Schedule. The interest on the principal is as follows (hereinabove and hereinafter: the “Interest”). Unless expressly stated otherwise, the data presented below are correct as of the date of the execution of this Addendum.

4.1	The nominal annual rate of the Interest - 6.1%.
4.2	The adjusted annual rate of the Interest - 6.273%.
4.3	The type of Interest - variable, as follows:
4.3.1	The base interest rate - Prime - being, calculated annually: 6%.

4.3.2	The risk supplement - 0.1 percentage points.
4.3.3	The formula for the rate of the Interest - Prime plus the above-mentioned risk supplement, calculated annually.

4.3.4The initial rate of the Interest - The initial rate of the Interest will be determined in accordance with Prime,

whatever that may be on the relevant Loan Grant Date.

4.3.5	Interest update dates - The Interest will be updated from time to time, whenever there is a change to Prime, including prior to the relevant Loan Grant Date.
4.3.6

Interest at a negative rate - If the Interest, as calculated by the Bank in respect of any period, is a negative rate, no payment will be made to you in respect of any of the amounts of the Loan in respect of which Interest has been calculated at a negative rate, as aforesaid.

5.Interest calculation period

In this Addendum, “Interest Calculation Period” means the whole term of the Loan.

6.Interest calculation method

The Interest will be calculated as the product of the principal amount of the Loan and the rate of the Interest, as set forth in this Addendum above in the section entitled “Interest,” taking into account the rates of Interest that apply during the term of the Loan, as the case may be, and the precise number of days during the period from the Loan Grant Date (including that date) until the end date of the term of the Loan (not including that date), as set forth in the Repayment Schedule, divided by the complete number of days in the calendar year in which the whole such period falls (365 or 366, as the case may be) and, in the case of an Interest Calculation Period that falls across more than one calendar year, divided by the number of days calculated in accordance with the Weighted Days Basis.

7.Default interest

7.1

Subject to every law and notwithstanding that stated under the General Terms and Conditions regarding the rate of default interest, it is agreed that, if for any reason, including the non-execution of the Debit Instruction, any of the amounts of the Loan is not repaid on one of the following dates - on its agreed repayment date or - if no repayment date for that amount has been prescribed - on the date on which you are requested to repay it (hereinafter, respectively: the “Arrears Start Date” and the “Arrears Amount”), the Arrears Amount will bear interest in respect of the period from the Arrears Start Date until the date of its actual repayment, as follows (hereinafter: the “Default Interest”). The Default Interest will be paid by you in New Israeli Shekels. Unless expressly stated otherwise, the data presented below are correct as of the date of the execution of this Addendum.

7.2	The rate of the Default Interest and its method of calculation

The rate of the Default Interest will be a variable rate, which will be updated from time to time and calculated as follows:

7.2.1	The base default interest rate - The Bank of Israel interest rate: 4.5 % per annum.
7.2.2

The additional interest component in respect of the arrears in repayment of the Arrears Amounts - Interest at a nominal rate (in percentage points) that is equal to the difference between the nominal annual rate of the Default Interest, as provided in this Section below and the annual nominal rate of the Interest as provided in Section 7.1 above (hereinafter: the “Arrears Component of the Interest”).

7.2.3	The formula for calculating the rate of the Default Interest - The Interest, as provided in Section 7.1 above, plus the Arrears Component of the Interest, calculated annually.
7.2.4

The nominal annual rate of the Default Interest - 22.2% (this rate is equal to the base default interest rate provided above plus 14 percentage points, whereby the result of this calculation will be multiplied by 1.2).

7.2.5	The adjusted annual rate of the Default Interest - 24.12%.
7.2.6	The dates for updating the Default Interest - The rate of Default Interest provided above will be updated from time to time if there is a change in the Bank of Israel interest rate.
7.3	The method of calculation of the Default Interest

The daily amount of Default Interest will be calculated by the Bank as the product of the daily balance of the whole Arrears Amount and the annual rate of the Default Interest starting from the relevant date divided by the complete number of days in the relevant year (365 or 366, as the case may be). The amounts of the daily Default Interest, as aforesaid, will accrue in accordance with the calculations of the Bank and will be charged to the Loan Account at the end of each period of a Quarter on the first day of the following Quarter. The amounts of the daily Default Interest that have accrued, as aforesaid, will also bear interest at the rate of the Default Interest, which will also be calculated in the same manner by which the Default Interest is calculated with respect to the principal amount that is in arrears, as aforesaid, until the date of the final and absolute repayment of all of the Arrears Amounts. The first or last period in which Default Interest is charged to the Loan Account may be shorter than the other periods in which Default Interest is charged to such Loan Account.

7.4Reduced default interest

The Bank may calculate interest in respect of any of the Arrears Amounts at a rate that is lower than the rate of Default Interest provided in this section above in respect of all or some of the period of the arrears in repayment of all or some of the Arrears Amounts, in every case at the discretion of the Bank (hereinafter: the “Reduced Default Interest”). It is clarified that the calculation of Reduced Default Interest in respect of any amount and any period will not require the Bank to continue calculating Reduced Default Interest in respect of any additional amount or any additional period, and the Bank may, at any time, revert to charging interest in respect of any Arrears Amounts at the rate of Default Interest provided under this section above, at its discretion, for any reason and without being required to give prior notice of this.

8.Linkage differentials

No part of the principal amounts of the Loan, the Arrears Amount and any interest will be linked.

9.Change of dates

Subject to every law, if the agreed repayment date of any of the amounts of the Loan falls on a day that is not a banking business day in Israel, the agreed repayment of that amount will be deferred to the next banking business day in Israel, and such amount will continue to bear Interest at the rate of Interest also in respect of the period during which the repayment date has been deferred, as aforesaid.

10.Production of Financial Statements

You undertake to produce Financial Statements to the Bank, at your expense, at the frequency and regularity that the Bank may instruct you from time to time. A condition precedent to the advance of the Loan and its continued advance is the production of Financial Statements to the Bank, inter alia, as required pursuant to the directives of the Bank of Israel or those of another competent authority or pursuant to any law. In addition, you undertake, at the demand of the Bank from time to time, to make available to the Bank or its representative for inspection during customary working hours, any Financial Statement, accounting book, card(s) or ledger, film, books, reference documents and other documents and any information in connection with our financial and operational state or the state of your business, as may be requested by the Bank from time to time.

11.Failure to pay on time

In the event of the non-payment on time of any of the amounts that you owe to the Bank pursuant to the Credit Documents, the Bank may take any of the steps that it is allowed to take pursuant to that stated in the Credit Documents and by law, including to demand the exercise of any other remedies to which it is entitled by virtue of the Contracts Law (Remedies for Breach of Contract), 5731-1970, and any other Israeli or foreign law that may replace or supplement it and that may confer any rights on the Bank in the case of breach of a contract that has been signed between the Bank and any counter-party, as the case may be.

12.Charging payments

Subject to every law, on the date of payment of any amount that is required to be paid to the Bank as repayment for any of the amounts of the Loan, such repayment amount will be attributed in the following order:

12.1First, subject to that stated under the General Terms and Conditions in the section entitled “fees and expenses,” for payment of the expenses connected with legal proceedings for the repayment of any amount in connection with the expenses of the Bank in connection with the collection of the amounts of the Loan, including the expenses and fees of an office holder, as may be determined by the Bank or the court or the Execution Office, as the case may be, if any.

12.2Thereafter, as repayment of all of the amounts of the Arrears Component of the Interest, if any, and the linkage differentials or rate differentials, as the case may be, in respect thereof, if any.

12.3Thereafter, as repayment of all of the amounts in connection with the fees of the Bank, including fees in respect of the early repayment of any of the amounts of the Loan, if any.

12.4Thereafter, as repayment of the whole balance of the Arrears Amounts, if any (including the balance of the amounts of Arrears Interest that are not in respect of the Arrears Component of the Interest) and the linkage differentials or rate differentials, as the case may be, in respect thereof, if any.

12.5Thereafter, as repayment of all of the amounts of Interest in connection with the amounts of the Loan (that are not Arrears Amounts) and the linkage differentials or rate differentials, as the case may be, in respect thereof, if any.

12.6Thereafter, as repayment for any other payment that has not been specified in this section above or below and that you have undertaken or will undertake to pay to the Bank in respect of, or in connection with, the Loan pursuant to the Credit Documents or pursuant to any other document that has been or will be signed by you or under any law.

12.7Finally, as repayment for the principal amount of the Loan (that is not an Arrears Amount) and the linkage differentials or rate differentials, as the case may be, in respect thereof, if any.

13.Early repayment

The information that is set forth in this Section below is provided to you in accordance with the provisions of Proper Banking Conduct Directive No. 454 issued by the Supervisor of Banks (hereinafter: the “Directive”). This Section contains an explanation of the terms and conditions for the repayment of any amounts in connection with the Rollover Loan that is made for any reason before the original date scheduled for their repayment in accordance with the terms and conditions of the Rollover Loan (hereinafter: “Early Repayment”).

13.1Application for Early Repayment - You may apply to the Bank to make an Early Repayment of all or part of the Rollover Loan at any time. The Bank is entitled not to allow you to make an Early Repayment of the Rollover Loan in full or in part on reasonable grounds, in every case, subject to any law.

13.2Type of Loan - The Rollover Loan is a loan in New Israeli Shekels bearing a variable interest rate and is not linked to an index.

13.3In the event of any Early Repayment, you will be exempt from paying the Bank any early repayment fees.

14.Repayment Schedule

Details of the term of the Loan, the amounts of the installments for repayment of the Loan and the dates of repayment of the principal of the Loan and the Interest, will be included in a repayment schedule that will be sent to you by the Bank shortly after the Loan Grant Date (hereinabove and hereinafter: the “Repayment Schedule”). The Repayment Schedule will constitute an integral part of this Addendum. If the Repayment Schedule does not reach you within 30 days of the Loan Grant Date, you undertake to notify the Bank of this in writing.

15.Fees and expenses

In addition to the foregoing, you undertake to pay to the Bank, in connection with every Loan that is advanced to you on account of the Credit Facility, a fee for handling the credit and securities in respect of non-housing loans (small businesses)/fees for handling credit and securities, preparation of documents (large businesses), which will be collected from you on the relevant Loan Grant Date in accordance with the fee list or as has been, or will be, agreed between you and the Bank (if at all) and, in every case, subject to every law and the directives of the Bank of Israel. The amount and percentage of the fee, as derived from the amount of the relevant Loan that will be advanced to you on account of the Facility, will be provided to you during the Drawdown Application submission process.

16.Interpretation and definitions

16.1The preamble to this Addendum constitutes an integral part hereof.

16.2The section headings in this Addendum are provided for the sake of convenience only and may not be used for the purpose of the interpretation of this Addendum.

16.3In any case in which the Bank may perform any act pursuant to this Addendum, it is not required to do so.

16.4This Addendum will enter into effect subject to its Signature by you in the form specified at its foot.

16.5This Addendum and the other Credit Documents will complement each other and will be interpreted as being supplemental to each other. If a discrepancy is discovered between the terms and conditions stated in this Addendum and those in the other Credit Documents in respect of any of the matters addressed in this Addendum, the provisions of this Addendum will control, unless explicitly provided otherwise.

16.6The rights of the Bank pursuant to this Addendum stand alone and are independent of each other and are further and in addition to, and do not derogate from, any right that the Bank has or will have by law or pursuant to the other Credit Documents.

16.7This Addendum is addressed to you alone and does not create any undertaking of the Bank in favor of any third party. Your rights under this Addendum may not be assigned or transferred in any way.

16.8In this Addendum, the male gender includes the female gender and vice versa. The plural includes the singular and vice versa.

16.9Unless expressly stated otherwise, wherever any law is mentioned in this Addendum, the version of the law in the form it is in from time to time on each relevant date is intended.

16.10

The provisions regarding the early repayment of loans that are set forth in the General Terms and Conditions will also apply with respect to this Addendum where the Bank accelerates all or some of the Credit Amounts pursuant to the provisions that are set forth in the General Terms and Conditions.

16.11	This Addendum constitutes an integral part of the Facilities Approval Letter and all of the other details and terms and conditions of the Facilities Approval Letter remain in full effect.
16.12	All of the terms in this Addendum will have the meaning given to them in the Facilities Approval Letter unless expressly provided otherwise in this Addendum.
16.13	The following terms will have the meaning set forth against them:

16.13.1“Credit” - The credit that is utilized by you on account of the Credit Facility in the Facility Accounts.

16.13.2“Weighted Days Basis” - A basis for ascertaining the days for calculating the annual Interest (where the period for calculating the Interest is spread across two (2) calendar years, each of which years has a different number of days (365 and 366) that is calculated as follows: the number of days out of the relevant Interest Calculation Period that fall in a 365-day year multiplied by 365 plus the number of days out of such Interest Calculation Period that fall in a 366-day year multiplied by 366, whereby the result of this calculation is divided by the total number of days included in such Interest Calculation Period.

16.13.3“Financial Statements” - Periodic financial statements that are prepared in the format and on the dates that are prescribed pursuant to any law and pursuant to generally accepted accounting principles that you or any subsidiary of yours or any guarantor for repayment of any amount of the loan amounts are, or will be, required to prepare pursuant to any law.

16.13.4

“Account” - The bank account whose number is stated at the top of this Addendum or is in accordance with any other number that may be determined by the Bank from time to time that is, or will be, held for us by the Bank at the account branch.

16.13.5

“Signature” - A signature on a written document and, subject to the approval of the Bank, the provision of agreement or approval in any way, including through any means of communication and the verb “to sign” and its conjugations will be interpreted accordingly.

16.13.6	“Loan Account” - The loan Sub-Account that is held within the Account.
16.13.7

“Credit Documents” - This Addendum, the documents for the opening of the Facility Accounts, all of the other documents that you have signed or will sign in connection with the Credit, and any other document that is intended to amend or replace any such documents or that is expressly provided to constitute part of any of them.

16.13.8

“Credit Amounts” - Any amount that you owe or will owe to the Bank in respect of, or in connection with, the Credit Facility and the Credit, including amounts of principal, interest, default interest, fees, expenses, linkage differentials and any other amount pursuant to any of the Credit Documents.

16.13.9	“Prime” or “Prime Interest Rate” - The interest rate defined by the Bank as its prime interest rate that is updated by the Bank from time to time.
16.13.10

“Quarter” - A period of three calendar months, where the first quarter begins on the first day of the calendar month following the date on which the Loan is granted and the rest of the quarters begin respectively on the first day of the calendar month following the end of the previous quarter.

16.13.11

“Bank of Israel Interest Rate” - The interest rate, whatever it may be from time to time, at which the Bank of Israel lends money to the banking corporations or borrows money from them. Such interest rate is determined by the monetary committee of the Bank of Israel and published by it.

16.13.12	“Term of the Loan” - A term, as set forth in the Repayment Schedule, that begins on the date of the grant of the Loan and that ends on the agreed final repayment date on account of the loan amounts.
16.13.13	“Sub-Account” - A current account or deposit account or savings account or loan account or other account that is, or will be, held at the Bank under that account.

Sincerely yours,

Bank Hapoalim B.M.

To

Bank Hapoalim B.M.

We agree to everything stated above and undertake to act accordingly.

30/1/25	/s/ Noa Frig Ben-David
Date	Signature and Stamp of the Corporation

Date	Signature and Stamp of the Corporation

Date	Signature and Stamp of the Corporation

Date	Signature and Stamp of the Corporation